                                                                       EXHIBIT 6

                         AMENDMENT TO RIGHTS AGREEMENT


        AMENDMENT, dated as of April 27, 1998, to the Rights Agreement dated as of June 21, 1996 (the "Rights Agreement"), between Aames Financial Corporation, a Delaware corporation (the "Company"), and ChaseMellon Shareholder Services LLC, as successor Rights Agent to Wells Fargo Bank (the "Rights Agent").

        WHEREAS, the Company and the Rights Agent have entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

        WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 28 of the Rights Agreement.

        NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment, the parties hereby agree as follows:

        1. The definition of "Exempt Person" in Section 1 of the Rights Agreement is amended to read in its entirety as follows:

        "Exempt Person" shall include (i) the Company, (ii) any Subsidiary (as hereinafter defined) of the Company, (iii) any employee benefit plan of the Company or any of its Subsidiaries, or any entity holding shares of Common Stock which was organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan, (iv) Turtle Creek Revocable Trust and its Affiliates and Associates, and (v) Thirty-Five East Investments LLC and its Affiliates and Associates; provided, however, that the entities referred to in subsections (iv) and (v) hereof shall be Exempt Persons only so long as they each own at least 50% of the shares of Common Stock purchased by them pursuant to the Stock Purchase Agreements, dated as of March 19, 1998, entered into between such entities and the Company.

        2. The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

        3. The foregoing amendment shall be effective as of the date hereof and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

        4. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have caused this amendment to be duly executed, all as of the day and year first above written.

ATTEST:                                     AAMES FINANCIAL CORPORATION


/s/ BARBARA S. POLSKY                       By: /s/ CARY H. THOMPSON
------------------------------------            --------------------------------
Name:  Barbara S. Polsky                    Name:  Cary H. Thompson
Title: Executive Vice President,            Title: Chief Executive Officer
       General Counsel and Secretary


ATTEST:                                     CHASEMELLON SHAREHOLDER
                                                  SERVICES LLC
                                            As Rights Agent


/s/ RONALD LUG                              By: /s/ ROSA M. BAUTISTA
------------------------------------           ---------------------------------
Name: Ronald Lug                            Name: Rosa M. Bautista
Title: Vice President                       Title: Relationship Manager



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